EXHIBIT 99.1

AutoZone Announces Upcoming Board of Directors Retirement

MEMPHIS, Tenn., Oct. 19, 2018 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO) today announced that J. R. “Pitt” Hyde III, a Director and the Founder of AutoZone, will not stand for re-election to the company’s Board of Directors and will retire from the board in December.

Hyde was CEO of a Memphis-based wholesale grocery company known as Malone & Hyde when he and the management team started in the auto parts business.  First known as Auto Shack, the company opened its first store in Forrest City, Arkansas on July 4, 1979.  The name was changed to AutoZone in 1987, and today AutoZone is the leading retailer and a leading distributor of auto parts and accessories in the United States.

“Words cannot express the gratitude I have for Pitt and his vision to create this amazing organization,” said Bill Rhodes, Chairman, President and Chief Executive Officer, Customer Satisfaction. “With nearly 40 years of leading AutoZone, Pitt’s presence will always remain with our company. From his development of our unique and powerful culture, to his leadership, to teaching us to give back to the city where we live, work and play. We wish Pitt and his wife, Barbara, all the best and we thank both of them for their passionate guidance of AutoZone and philanthropy to Memphis and beyond.”

About AutoZone:

As of August 25, 2018,  AutoZone sells auto and light truck parts, chemicals and accessories through 5,618 AutoZone stores in 50 states plus the District of Columbia and Puerto Rico in the U.S., and 564 stores in Mexico and 20 stores in Brazil for a total count of 6,202.
AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States.  Each AutoZone store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products.  Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts.  AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories, and non-automotive products through www.autozone.com and our commercial customers can make purchases through www.autozonepro.com. AutoZone does not derive revenue from automotive repair or installation.

Contact Information:

Media: Ray Pohlman, 866-966-3017, ray.pohlman@autozone.com

Financial: Brian Campbell, 901-495-7005, brian.campbell@autozone.com